Exhibit 99.1

John B. Sanfilippo & Son, Inc. Reports Fiscal 2027 First Quarter Results

Company Reports First Quarter Diluted EPS of $1.11 per Share

Elgin, IL, October 28, 2026 -- John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced financial results for its fiscal 2027 first quarter ended September 24, 2026.

First Quarter Summary

•
Net sales decreased $10.5 million, or 3.5%, to $288.1 million
•
Sales volume remained flat at 90.5 million pounds.
•
Gross profit decreased 9.6% to $48.9 million
•
Diluted EPS decreased 30.2% to $1.11 per share

CEO Commentary

“I am honored to serve as Chief Executive Officer and build upon the strong foundation of our Company. We remain committed to profitable growth, operational excellence, disciplined capital allocation, and maintaining our financial strength, while continuing to deliver exceptional service to our customers. We delivered a solid start to fiscal 2027 in a difficult economic environment. Sales volume was unchanged from the prior year period, marking our third consecutive quarter of stable or improving volume performance. While last year’s exceptionally strong first quarter diluted EPS provided a difficult comparison, we improved diluted EPS by more than 50% compared to the fourth quarter of fiscal 2026, demonstrating meaningful improvement in profitability and positive momentum during the 2026 calendar year. Looking ahead, we remain focused on executing our strategic priorities and believe we are well positioned to build on this momentum throughout fiscal 2027,” stated Jasper B. Sanfilippo Jr., Chief Executive Officer.

First Quarter Results

Net Sales

Net sales for the first quarter of fiscal 2027 decreased by $10.5 million, or 3.5%, to $288.1 million. This decrease was driven by a 3.6% decrease in the weighted average selling price per pound. The decrease in the weighted average selling price per pound was primarily attributable to a shift in product mix toward lower priced items and lower selling prices for walnuts, trail and snack mix products and peanuts mainly due to lower commodity acquisition costs. These decreases were partially offset by higher selling prices for pecans and almonds due to higher commodity acquisition costs. Sales volume decreased for all major product types, except for peanuts, walnuts and pecans, all of which experienced volume growth in the quarter.

Sales Volume

Consumer Distribution Channel -6.7%

Sales volume decreased primarily due to a 6.3% reduction in private brand sales volume. The decline was driven mainly by lower nut and trail mix volumes and, to a lesser extent, lower bar volumes. Bar sales were impacted by softness in mainstream bars and consumer migration to smaller pack sizes, partially offset by the successful launch of a new “better-for-you” bar offering and expanded bar business with an existing customer. Nut and trail mix sales volume was negatively impacted by lower sales to several existing customers driven by category softness in snack and trail mix products and peanuts, reduced promotional activity and the impact of previously lost business. These declines were partially offset by new business at a grocery retailer and additional recipe nut volume at three existing customers.

Commercial Ingredients Distribution Channel +3.7%

This sales volume increase was primarily driven by increased sales of peanut crushing stock to peanut oil processors. In addition, Foodservice sales increased modestly due to new business, customer growth and favorable order timing. These increases were partially offset by lower Industrial sales resulting from planned business exits, lower customer demand and unfavorable order timing.

Contract Manufacturing Distribution Channel +41.3%

This sales volume increase was mainly driven by increased snack nut sales to an existing customer. This increase was partially offset by non-repeat of the prior year granola sales opportunity.

Gross Profit

Gross profit decreased $5.2 million to $48.9 million and gross profit margin declined to 17.0% of net sales from 18.1% of net sales in the prior year’s first quarter. The decrease in gross profit was primarily attributable to competitive pricing pressure and timing of pricing actions for peanuts, bars and snack and trail mix products. Additionally, manufacturing expenses increased due to higher freight, equipment repairs and maintenance and rent costs. The decrease in gross profit margin was attributable to these factors and an unfavorable shift in product mix.

Operating Expenses, net

Total operating expenses increased $2.5 million compared to the prior year quarter, primarily driven by increases in professional fees, freight costs, rent expense and compensation expense. These increases were partially offset by lower incentive compensation expense. As a percentage of net sales, total operating expenses increased to 10.3% from 9.1% in the prior comparable quarter, driven by the factors noted above and a lower net sales base.

Inventory

The value of total inventories on hand at the end of the current year’s first quarter remained substantially consistent with the prior year quarter. However, the weighted average cost per pound of raw nut and dried fruit input stock on hand decreased 20.6% year over year, primarily due to higher on hand quantities of peanuts (both inshell and meats) purchased at lower costs partially offset by higher acquisition cost of pecans and almonds.

In closing, Mr. Sanfilippo commented, “As we look ahead to the remainder of fiscal 2027, we are confident in our ability to navigate the near-term challenges in our Consumer channel. While we expect to replace a significant portion of the lost Consumer volume with incremental Contract Manufacturing volume, this shift will result in a less favorable sales mix. However, we continue to identify opportunities to grow the Consumer business. Our brands and many of our products remain well aligned with consumer demand for nutritious, better-for-you snacks, and we are actively responding to current category trends while focusing on initiatives to improve category performance and drive category growth. We are also encouraged by new business opportunities we are pursuing in our nut and trail mix category. In addition, we continue to see significant opportunities to expand our protein-forward bar offerings, where consumer demand and category growth remain strong. We recently completed a strategic consulting engagement that reinforced our long-term growth plan and identified further opportunities to accelerate long-term growth. In addition, we are currently evaluating our cost structure to maximize efficiency, prioritize resources and ensure we proactively respond to evolving market conditions. We are excited about the future of the Company and grateful to our employees for their hard work, dedication, and commitment to executing our strategy.”

Conference Call

The Company will host an investor conference call and webcast on Thursday, October 29, 2026, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To register for the call, please click on the Participant Registration to register at https://register-conf.media-server.com/register/BIa447cc3d9c27464abaf30d9ac7ebfef6. After registering, an email will be sent, including dial-in details and a unique access code required to join the live call. This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit products and bars, that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ® and Southern Style Nuts ®brand names and under a variety of private brands.

Upcoming Event

The Company will be presenting at the Southwest IDEAS conference in Dallas, Texas on November 18, 2026. Qualified investors that would like to schedule a meeting with management should contact Three Part Advisors at the phone number below.

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers or in the nut and bars categories generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients due to global conflict, tariffs and other import restrictions and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages or other disruptions in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn leading to decreased consumer demand; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities, our inability to meet or fulfill customer orders on a timely basis, if at all, or employee unavailability due to labor shortages; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales, diversifying our product offerings (including by the launch of new products) and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; and (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change.

Contacts:
Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
President & Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended
	September 24, 2026	September 25, 2025
Net sales	$288,136	$298,683
Cost of sales	239,232	244,589
Gross profit	48,904	54,094
Operating expenses:
Selling expenses	19,475	17,880
Administrative expenses	10,100	9,197
Total operating expenses	29,575	27,077
Income from operations	19,329	27,017
Other expense:
Interest expense	683	984
Rental and miscellaneous expense, net	654	576
Pension expense (excluding service costs)	413	389
Total other expense, net	1,750	1,949
Income before income taxes	17,579	25,068
Income tax expense	4,411	6,342
Net income	$13,168	$18,726
Basic earnings per common share	$1.12	$1.60
Diluted earnings per common share	$1.11	$1.59
Weighted average shares outstanding
— Basic	11,716,965	11,671,187
— Diluted	11,836,778	11,747,200

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 24, 2026	June 25, 2026	September 25, 2025
ASSETS
CURRENT ASSETS:
Cash	$2,019	$1,147	$714
Accounts receivable, net	89,222	84,310	84,368
Inventories	235,104	245,826	234,716
Prepaid expenses and other current assets	12,951	18,028	13,720
	339,296	349,311	333,518

PROPERTIES, NET:	265,714	255,965	181,661

OTHER LONG-TERM ASSETS:
Intangibles, net	14,925	15,137	15,866
Operating lease right-of-use assets	41,446	24,584	27,187
Equipment deposits	1,834	3,308	29,516
Other assets	9,808	10,276	10,934
	68,013	53,305	83,503
TOTAL ASSETS	$673,023	$658,581	$598,682

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$56,035	$33,615	$51,093
Current maturities of long-term debt	6,627	6,052	2,343
Accounts payable	75,318	72,438	51,616
Bank overdraft	391	237	563
Accrued expenses	34,648	55,591	31,054
	173,019	167,933	136,669

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	42,791	43,567	29,827
Retirement plan	29,501	29,193	28,288
Long-term operating lease liabilities	36,402	20,648	23,497
Deferred income taxes	6,067	2,436	3,496
Other	14,462	14,856	14,121
	129,223	110,700	99,229

STOCKHOLDERS' EQUITY:
Class A Common Stock	26	26	26
Common Stock	92	92	92
Capital in excess of par value	144,603	143,522	140,578
Retained earnings	226,422	236,670	222,728
Accumulated other comprehensive income	842	842	564
Treasury stock	(1,204)	(1,204)	(1,204)
TOTAL STOCKHOLDERS’ EQUITY	370,781	379,948	362,784
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$673,023	$658,581	$598,682